Exhibit 99.1

Company Contact:

BioSphere Medical, Inc.

Martin Joyce

Chief Financial Officer

(781) 681-7925

BioSphere Medical Announces Court’s Decision in Contract Claim Brought by Terumo Europe N.V.

— BioSphere’s French subsidiary required to pay approximately $758,000 in damages —

ROCKLAND, Mass. – NOVEMBER 22, 2004 – BioSphere Medical, Inc. (NASDAQ: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by occluding their blood supply, today announced that the Commercial Court of Pontoise, France, a court of first instance jurisdiction, rendered a decision in the case of Terumo Europe N.V. versus BioSphere Medical, S.A. (BMSA), a wholly-owned French subsidiary of BioSphere Medical, which matter had been previously disclosed by BioSphere. In its ruling, the Court determined that while both parties had ceased to perform their obligations under the agreement, BioSphere’s termination was not in accordance with the provisions of the Agreement. Accordingly, BMSA will be required to pay to Terumo approximately $758,000 in damages for breach of contract, immediately payable upon formal notification of the judgment. This notification is expected to take place promptly.

Terumo had entered into a distribution agreement with BMSA in January 2002 pursuant to which Terumo became the exclusive distributor of BioSphere’s Embosphere Microsphere and EmboGold Microsphere products in certain countries of Europe. In November 2002, BSMA notified Terumo that it intended to terminate the distribution agreement due, in part, to Terumo’s failure to achieve the sales forecast agreed upon by the parties. On January 27, 2003, BMSA received notice from Terumo that Terumo had initiated legal proceedings in the Commercial Court seeking damages of approximately $9,850,000 as a result of BMSA’s actions. BMSA filed counterclaims for both damages and payment of outstanding invoices.

Commenting on the ruling, Richard Faleschini, President and Chief Executive Officer of BioSphere, stated “although the amount required to be paid by BioSphere in this ruling represents a small fraction of the original damages sought, we are disappointed with the result. Fortunately, when BioSphere recognized the contract was under performing, it took corrective action and established its own commercial operations in Europe. As previously reported, revenues in Europe grew 26% in the third quarter of 2004 as compared to the third quarter of 2003.”

Upon formal notification of the judgment, either party will have two months within which to file an appeal, failing which the judgment will become final. At the Court of Appeals level, the Court may review the entirety of the judgment and the parties are allowed to bring new claims. BioSphere is reviewing the decision and expects to determine in the coming weeks whether to appeal the decision. Additional costs in the amount of approximately $10,500 corresponding to partial attorneys fees and courts fees have also been held payable by BMSA. In case of an appeal, such additional costs will not be payable until the Court of Appeals decision has become enforceable.

The Company expects to record a charge for damages and related costs, as well as an accounts receivable write-off of $82,500, for a total charge of approximately $851,000 in the fourth quarter of 2004.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying its proprietary microsphere technology to medical applications using embolotherapy techniques. The Company’s core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. The Company’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company’s products have already begun to gain wide acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments. The Company’s strategy is two fold. First, it is seeking to grow the embolotherapy business worldwide, specifically the UFE procedure, by increasing awareness of availability of this procedure. Second, it is seeking to maintain its current technology leadership by introducing new products and product improvements, both through internally developed and externally acquired technologies, that improve and broaden the use of embolotherapy techniques.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements as to the Company’s decision with respect to an appeal of the judgment and the charges the Company expects to incur in the fourth quarter. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “expects,” “estimates,” “should” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: changes in its expectations with respect to the claims brought by Terumo Europe, N.V.; the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of the Embosphere® Microspheres and EmboGold™ Microsphere technologies; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic conditions. These risk factors are further described in the section titled “Certain Factors That May Affect Future Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed by the Company with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

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